Exhibit 10 (v)


          =================================================================


                               ASSET PURCHASE AGREEMENT

                                        Among

                        COLLABORATIVE CLINICAL RESEARCH, INC.,
                        GFI PHARMACEUTICAL SERVICES, INC., and
                             COLLABORATIVE HOLDINGS, INC.

                                         and

                            THE WEST COMPANY, INCORPORATED



                              DATED:  December 21, 1998


          =================================================================

                                             TABLE OF CONTENTS

                                                                 Page No.

          RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . .   1

          1.   DEFINITIONS; GENERAL PROVISIONS. . . . . . . . . . . . .   1
               1.2   General Provisions; Incorporation of Recitals. . .  10

          2.   PURCHASE AND SALE OF ASSETS; CLOSING . . . . . . . . . .  11
               2.1   Acquired Assets  . . . . . . . . . . . . . . . . .  11
               2.2   Assumption of Liabilities; Excluded Liabilities  .  11
               2.3   Purchase Price Amount; Estimated Purchase Price  .  11
               2.4   Final Closing Date Balance Sheet . . . . . . . . .  12
               2.5   Purchase Price Adjustment for
                     Uncollected Receivables  . . . . . . . . . . . . .  14
               2.6   Closing Deliveries . . . . . . . . . . . . . . . .  15
               2.7   Closing  . . . . . . . . . . . . . . . . . . . . .  16
               2.8   Allocation of the Purchase Price . . . . . . . . .  16

          3.   REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . .  17
               3.1   Organization and Good Standing . . . . . . . . . .  17
               3.2   Authority; No Conflict . . . . . . . . . . . . . .  17
               3.3   Financial Statements; Accounts Receivable  . . . .  18
               3.4   Books and Records  . . . . . . . . . . . . . . . .  19
               3.5   Title To Assets; Encumbrances  . . . . . . . . . .  19
               3.6   Condition and Sufficiency of Assets  . . . . . . .  20
               3.7   No Undisclosed Liabilities . . . . . . . . . . . .  21
               3.8   Taxes  . . . . . . . . . . . . . . . . . . . . . .  21
               3.9   No Material Adverse Change . . . . . . . . . . . .  22
               3.10  Employee Benefits  . . . . . . . . . . . . . . . .  22
               3.11  Compliance With Legal Requirements; Governmental
                     Authorizations  . .. . . . . . . . . . . . . . . .  22
               3.12  Legal Proceedings; Orders  . . . . . . . . . . . .  23
               3.13  Absence of Certain Changes and Events  . . . . . .  24
               3.14  Contracts; No Defaults . . . . . . . . . . . . . .  25
               3.15  Insurance  . . . . . . . . . . . . . . . . . . . .  27
               3.16  Environmental Matters  . . . . . . . . . . . . . .  28
               3.17  Employees  . . . . . . . . . . . . . . . . . . . .  30
               3.18  Labor Disputes; Compliance . . . . . . . . . . . .  30
               3.19  Intellectual Property  . . . . . . . . . . . . . .  30
               3.20  Relationships With Related Persons . . . . . . . .  31
               3.21  Brokers or Finders . . . . . . . . . . . . . . . .  31
               3.22  Disclosure . . . . . . . . . . . . . . . . . . . .  32

          4.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . .  32
               4.1   Organization and Good Standing . . . . . . . . . .  32
               4.2   Authority; No Conflict . . . . . . . . . . . . . .  32
               4.3   Certain Proceedings  . . . . . . . . . . . . . . .  33
               4.4   Brokers or Finders . . . . . . . . . . . . . . . .  33

          5.   COVENANTS OF SELLERS PRIOR TO AND FOLLOWING CLOSING DATE  33




               5.1   Access and Investigation . . . . . . . . . . . . .  33
               5.2   Operation of the Clinical Business of Sellers.   .  33
               5.3   Negative Covenant  . . . . . . . . . . . . . . . .  34
               5.4   Required Approvals . . . . . . . . . . . . . . . .  34
               5.5   Notification . . . . . . . . . . . . . . . . . . .  34
               5.6   No Negotiation . . . . . . . . . . . . . . . . . .  35
               5.7   Best Efforts . . . . . . . . . . . . . . . . . . .  36
               5.8   HSR Act Filing . . . . . . . . . . . . . . . . . .  36
               5.9   Labor Matters  . . . . . . . . . . . . . . . . . .  36
               5.10  Subsequent Financial Statements  . . . . . . . . .  37
               5.11  Excluded Liabilities . . . . . . . . . . . . . . .  37
               5.12  Voting of Shares . . . . . . . . . . . . . . . . .  38
               5.13  Collaborative Shareholder Approvals  . . . . . . .  38

          6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE . . . . . . . .  38
               6.1   Approvals of Governmental Bodies . . . . . . . . .  38
               6.2   Best Efforts . . . . . . . . . . . . . . . . . . .  38

          7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE  . .  38
               7.1   Accuracy of Representations  . . . . . . . . . . .  39
               7.2   Sellers' Performance . . . . . . . . . . . . . . .  39
               7.3   Consents . . . . . . . . . . . . . . . . . . . . .  39
               7.4   Additional Documents . . . . . . . . . . . . . . .  39
               7.5   No Proceedings . . . . . . . . . . . . . . . . . .  39
               7.6   No Prohibition . . . . . . . . . . . . . . . . . .  40
               7.7   HSR Act  . . . . . . . . . . . . . . . . . . . . .  40
               7.8   Bulk Sales . . . . . . . . . . . . . . . . . . . .  40
               7.9   No Material Adverse Change . . . . . . . . . . . .  40

          8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE . .  40
               8.1   Accuracy of Representations  . . . . . . . . . . .  41
               8.2   Buyer's Performance  . . . . . . . . . . . . . . .  41
               8.3   Consents . . . . . . . . . . . . . . . . . . . . .  41
               8.4   Additional Documents . . . . . . . . . . . . . . .  41
               8.5   Shareholder Approval . . . . . . . . . . . . . . .  41
               8.6   No Injunction  . . . . . . . . . . . . . . . . . .  42

          9.   TERMINATION  . . . . . . . . . . . . . . . . . . . . . .  42
               9.1   Termination Events . . . . . . . . . . . . . . . .  42
               9.2   Effect of Termination  . . . . . . . . . . . . . .  43
               9.3   Termination Fee; Expense Fee . . . . . . . . . . .  43

          10.  INDEMNIFICATION; REMEDIES  . . . . . . . . . . . . . . .  43
               10.1  Survival . . . . . . . . . . . . . . . . . . . . .  43
               10.2  Indemnification and Reimbursement by Sellers . . .  43
               10.3  Indemnification and Reimbursement by Buyer . . . .  44
               10.4  Procedure for Indemnification - Third Party Claims  45
               10.5  Limitation of Claims . . . . . . . . . . . . . . .  46

          11.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . .  47
               11.1  Expenses . . . . . . . . . . . . . . . . . . . . .  47
               11.2  Public Announcements . . . . . . . . . . . . . . .  47
               11.3  Confidentiality  . . . . . . . . . . . . . . . . .  47
               11.4  Notices  . . . . . . . . . . . . . . . . . . . . .  47




               11.5  Jurisdiction; Service of Process . . . . . . . . .  48
               11.6  Further Assurances . . . . . . . . . . . . . . . .  49
               11.7  Waiver . . . . . . . . . . . . . . . . . . . . . .  49
               11.8  Entire Agreement and Modification  . . . . . . . .  49
               11.9  Schedules  . . . . . . . . . . . . . . . . . . . .  49
               11.10 Assignments, Successors, and No Third-Party Rights  49
               11.11 Severability . . . . . . . . . . . . . . . . . . .  50
               11.12 Section Headings . . . . . . . . . . . . . . . . .  50
               11.13 Time of Essence  . . . . . . . . . . . . . . . . .  50
               11.14 Governing Law  . . . . . . . . . . . . . . . . . .  50
               11.15 Counterparts . . . . . . . . . . . . . . . . . . .  50
               11.16 Use of Name  . . . . . . . . . . . . . . . . . . .  50
               11.17 Records Retention  . . . . . . . . . . . . . . . .  50
               11.18 Joinder by DataTRAK  . . . . . . . . . . . . . . .  51







          EXHIBITS
          --------

          A          -    Acquired Assets
          B          -    Assumed Liabilities
          C          -    Escrow Agreement
          D          -    Intentionally Omitted
          E          -    Excluded Assets
          F          -    Non-Competition Agreement
          G          -    Seller Agreement
          H          -    Sellers' Certificate
          I          -    Assumption Agreement
          J          -    Buyer's Certificate
          K          -    Allocation of Purchase Price
          L          -    Management Letter
          M          -    Opinion of Calfee, Halter & Griswold LLP
          N          -    Opinion of Buyer's Counsel

          SCHEDULES
          ---------
          A          -    Sellers' Management Personnel (for purposes of
                          Knowledge definition)
          2.6(a)(ix) -    Terms of Sublease Agreement
          3.1        -    Jurisdictions of Incorporation
          3.2(b)     -    Conflicts; Consents
          3.3        -    Financial Statements
          3.5(b)     -    Facilities
          3.6        -    Condition of Certain Assets
          3.7        -    Undisclosed Liabilities
          3.8        -    Contested Taxes; Assessments
          3.10       -    Employee Benefit Plans
          3.11(a)    -    Compliance with Legal Requirements, etc.
          3.11(b)    _    Governmental Authorizations
          3.12       -    Proceedings; Orders
          3.13       -    Absence of Certain Changes
          3.14       -    Contracts
          3.15       -    Insurance
          3.16       -    Environmental Matters
          3.17       -    Employees
          3.18       -    Labor Disputes, etc.
          3.19       -    Intellectual Property Assets
          3.20       -    Relationships with Related Persons
          3.22       -    Material Adverse Changes
          5.9(d)     -    Employee Severance Obligations

                               ASSET PURCHASE AGREEMENT
                              -------------------------

                     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made this 21st day of December, 1998, by and among THE WEST COMPANY, INCORPORATED, a Pennsylvania corporation (the "Buyer"), and COLLABORATIVE CLINICAL RESEARCH, INC., an Ohio corporation, ("Collaborative"), GFI PHARMACEUTICAL SERVICES, INC., an Indiana corporation and a wholly-owned subsidiary of Collaborative ("GFI"), and COLLABORATIVE HOLDINGS, INC., an Ohio corporation and a wholly-owned subsidiary of Collaborative ("CHI") (Collaborative, GFI, and CHI being each sometimes individually referred to herein as a "Seller" and being collectively referred to as the "Sellers"; GFI and CHI are sometimes collectively referred to herein as the "Selling Subsidiaries").


                                       RECITALS
                                      ---------
               A. The Sellers are engaged in various businesses, including the business of providing clinical research and "over-the-counter" drug testing and related services (such business, as heretofore conducted by Collaborative and the Selling
          Subsidiaries, being collectively referred to herein as the "Clinical Business"). The Sellers also engage in activities other than the Clinical Business.


               B. The Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets of the Sellers relating to or used in the Clinical Business for the consideration and on the terms set forth in this Agreement.

               C. Buyer is not assuming any liabilities or obligations of or relating to any Seller or the Business except as expressly provided in this Agreement, and the parties do not intend in any way to effectuate a merger or consolidation.


                                      AGREEMENT
                                      ----------
               For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:


               1.   DEFINITIONS; GENERAL PROVISIONS.
                    --------------------------------
                    1.1 For purposes of this Agreement and the Exhibits and Schedules attached hereto, the following terms shall have the meanings specified or referred to below in this Section 1:

                    "ACQUIRED ASSETS" - As defined in Exhibit A.

                    "ACQUISITION PROPOSAL" - As defined in Section 5.6(a).

                    "ASSIGNED CONTRACT" - Any Contract which is designated as an "Assigned Contract" in Exhibit A and assigned to Buyer by Seller.


                    "ASSIGNMENT AND ASSUMPTION AGREEMENT" - As defined in
          Section 2.6(b)(ii)

                    "ASSUMED LIABILITIES" - As defined in Exhibit B.

                    "BASE AMOUNT" - As defined in Section 2.3(a).


                    "BREACH" - A "BREACH" of a representation, warranty, covenant, obligation or other provision of this Agreement or any Related Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, or (b) any claim or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

                    "BUYER" - As defined in the heading of this Agreement.


                    "CHI" - As defined in the heading of this Agreement.

                    "CHI FACILITY" - The laboratory and related facilities leased by and operated by the WCE division of CHI and situate at 6963 Hillsdale Court, Building 46250, Indianapolis, Indiana 32796.


                     "CLINICAL BUSINESS" - As defined in Paragraph A of the Recitals.

                    "CLOSING" - As defined in Section 2.7.


                    "CLOSING CASH PAYMENT" - As defined as
          Section 2.3(d)(i).

                    "CLOSING DATE" - The date and time as of which the Closing actually takes place.


                    "CLOSING DATE NET WORKING CAPITAL" - The Net Working Capital as of the Closing Date, as determined by reference to the Final Closing Date Balance Sheet.

                    "CODE" - The Internal Revenue Code of 1986, as amended, or any successor law, and any regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

                    "COLLABORATIVE" - As defined in the heading of this Agreement.


                    "COLLABORATIVE BOARD" - The Board of Directors of Collaborative.

                    "COLLABORATIVE PREMISES" - Collectively the office space leased by Collaborative and situate in the Tower Building, 20600 Chagrin Boulevard, Suite 1050, Cleveland, Ohio 44122.

                    "CONFIDENTIALLY AGREEMENT" - The confidentiality agreement dated as of July 31, 1998, among the Buyer and the Sellers.


                    "CONSENT" - Any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                    "CONTEMPLATED TRANSACTIONS" - All of the transactions described in this Agreement and each of the Related Agreements.


                    "CONTRACT" - Any agreement, contract, obligation, promise, undertaking, letter of intent, or memorandum of understanding (whether written or oral and whether express or implied) that is legally binding.

                    "CURRENT ASSETS" - At any applicable time, all assets included in the Acquired Assets which, in accordance with GAAP, should be classified as current assets of Sellers (after eliminating inter-company items).


                    "CURRENT LIABILITIES" - At any applicable time, all liabilities included in the Assumed Liabilities which, in accordance with GAAP, should be classified as current liabilities of Sellers.

                    "DAMAGES" - As defined in Section 10.2.


                    "DATATRAK" - DataTRAK, Inc., an Ohio corporation and wholly-owned subsidiary of Collaborative.

                    "EMPLOYEE BENEFIT PLANS" - All "Plans" (as defined in ERISA 3(3)) of which Seller is or was a "Plan Sponsor" or to which Seller otherwise contributes or has contributed or in which Seller otherwise participates or has participated.

                    "ENCUMBRANCE" - Any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind.


                    "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" - Any Damages, Liabilities, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.

                    "ENVIRONMENTAL LAWS" - All Legal Requirements (including rules, regulations, codes, plans, injunctions, judgments, Orders, policies, decrees, rulings and charges thereunder) concerning pollution or protection of the environment, including laws relating to emissions, discharges, Releases, or threatened Releases of pollutants, contaminants, or Hazardous Materials into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. '' 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.
          '' 1001 et seq., the Resource Conservation and Recovery Act of 1976, 42 C.S.C. '' 6901 et seq., each as amended from time to time.

                    "ERISA" - The Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant thereto or to any successor law.


                    "ESCROW AGREEMENT" - The Escrow Agreement among Buyer, Sellers, and Escrow Holder, the form of which is attached hereto as Exhibit C.

                    "ESCROW DEPOSIT" - As defined in Section 2.3(d)(ii).


                    "ESCROW HOLDER" - An independent third party jointly selected by the Buyer and the Sellers prior to the Closing Date to serve as the escrow holder pursuant to the Escrow Agreement.

                    "ESTIMATED CLOSING DATE NET WORKING CAPITAL" - As defined in Section 2.3(b).


                    "ESTIMATED PURCHASE PRICE" - As defined in
          Section 2.3(a).

                    "EXCLUDED ASSETS" -  As defined in Exhibit D.

                    "EXCLUDED LIABILITIES" - As defined in Section 2.2.


                    "EXPENSE FEE" - As defined in Section 9.3.

                    "FACILITIES" - Any real property, leaseholds, or other interests currently owned or operated by any Seller and used in connection with the Clinical Business, and any buildings, plants, structures or equipment currently owned, leased or operated by any Sellers and used in connection with the Clinical Business or which otherwise comprise a part of the Clinical Business (including, but not limited to, the Leased Properties).

                    "FDA" - The United States Food and Drug Administration, together with any department thereof.


                    "FINAL CLOSING DATE STATEMENT" - As defined in
          Section 2.4(a).

                    "FINANCIAL STATEMENTS" - Collectively, the Prior Financial Statements and the Interim Financial Statements.


                    "GAAP" - At any particular time, generally accepted accounting principles as in effect in the United States at such time.

                    "GFI" - As defined in the heading of this Agreement.


                    "GFI FACILITY" - Collectively, the clinical and laboratory testing facility leased by GFI and situate in the Saint Mary's Medical Center, 800 Saint Mary's Drive, Evansville, Indiana 47714.

                    "GOVERNMENTAL AUTHORIZATION" - Any Consent, license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.


                    "GOVERNMENTAL BODY" - Any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity or authority of any nature (including, without limitation, the FDA).

                    "HAZARDOUS MATERIALS" - Any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, but not limited to, petroleum or any byproducts or fractions thereof, any form of natural gas,

          Bevill Amendment materials, lead, asbestos, and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, and urea formaldehyde foam insulation) that is now or has heretofore been regulated by or may now form the basis for Liabilities under, any Environmental Laws, whether or not listed or classified in any Environmental Laws.

                    "HSR ACT" - The Hart-Scott-Rodino Antitrust
          Improvements Act of 1976, as amended.


                    "INDEMNIFIED PERSONS" - As defined in Section 10.2.

                    "INTELLECTUAL PROPERTY ASSETS" - As defined in
          Section 3.19.

                    "INTERIM BALANCE SHEET" - As defined in Section 3.5(a).


                    "INTERIM FINANCIAL STATEMENTS" - As defined in
          Section 3.3(a)(ii).

                    "IRS" - The Internal Revenue Service.


                    "KNOWLEDGE" - An individual will be deemed to have "Knowledge" of a particular fact or matter if:

                          (a) such individual is aware of such fact or other matter; or


                          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

          A Seller will be deemed to have "Knowledge" of a particular fact or other matter if any of the following Persons has, or at any time had, Knowledge of such fact or other matter: (1) any individual who, as of the date hereof and during any period hereafter through and including the Closing Date, is serving as a director or officer of any Seller; or (2) any member of Sellers' management identified on Schedule A hereto.


                    "LAB SERVICE CONTRACT" - Any Contract to which any

          Seller is a party relating to laboratory and related services utilized in connection with clinical research studies conducted.

                    "LEASED PROPERTIES" and "LEASED PROPERTY" -
          Collectively or individually, as appropriate, the Collaborative Premises, the GFI Facility, and the CHI Facility.


                    "LEASES" and "LEASE" - Collectively or individually, as appropriate, the leases relating to the Leased Properties and more particularly described in EXHIBIT A.

                    "LEGAL REQUIREMENT" - Any federal, state, local, municipal, foreign, international, multi-national, or other law, ordinance, regulation, statute or treaty (including, without limitation, rules and regulations promulgated by the FDA).

                    "LIABILITIES" - Any debts, obligations, or liabilities of any nature (including, but not limited to, any unknown, undisclosed, unaccrued, unasserted, contingent, or conditional debt, obligation, or liability), regardless of whether such debts, obligations, or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.


                    "MARKS" - As defined in Section 3.19(a).

                    "MATERIAL ADVERSE EFFECT" - A material adverse effect upon the financial condition of any Seller or the Clinical Business.


                    "NET WORKING CAPITAL" - As at any applicable time,
          (i) Current Assets minus (ii) Current Liabilities.

                    "NON-COMPETITION AGREEMENT" - As defined in
          Section 2.6(a)(i).


                    "OCCUPATIONAL SAFETY AND HEALTH LAW" - Any Legal Requirement designed to provide safe and healthful working conditions, and to reduce occupational safety and health hazards, and any program, whether governmental or private, designed to provide safe and healthful working conditions.

                    "ORDER" - Any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other
          Governmental Body or by any arbitrator.


                    "ORDINARY COURSE OF CLINICAL BUSINESS" - An action taken by a Person will be deemed to have been taken in the "Ordinary Course of Clinical Business" only if:

                          (a)  such action is consistent with the past
               practices of such Person and is taken in the ordinary course of the normal operations of such Person;

                          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and does not require any other separate or special authorization; and


                          (c)  such action is similar in nature and
               magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the operations of other Persons that are engaged in the same type or line of business as such Person.

                    "PATENTS" - As defined in Section 3.19(a)(ii).

                    "PERSON" - Any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.


                    "PRIOR FINANCIAL STATEMENTS" - As defined in
          Section 3.3(a)(i).

                    "PROCEEDING" - Any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.


                    "PURCHASE PRICE" - As defined in Section 2.3(a).

                    "RELATED AGREEMENTS" - All agreements, documents, certificates and instruments to be delivered pursuant to this Agreement or the Contemplated Transactions, including, without limitation, the Assignment and Assumption Agreement, the Escrow Agreement, the Non-Competition Agreement, the Sublease Agreement, and the Seller Agreements.


                    "RELATED PERSON" - With respect to a particular individual shall mean:

                          (a)  each other member of such individual's
               family;


                          (b) any Person that is directly or indirectly controlled by any one or more members of such individual's family;

                          (c)  any Person in which members of such
               individual's family hold (individually or in the aggregate) a material interest; and

                          (d) any Person with respect to which one or more members of such individual's family serves as a director, officer, partner, or trustee (or in a similar capacity).


          With respect to a specified Person other than an individual shall mean:

                          (a)  any Person that directly or indirectly
               controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                          (b)  each Person that serves as a director,
               officer, partner, or trustee of such specified Person (or in a similar capacity); and


                          (c) any Person in which specified Person holds a material interest.

                    "RELEASE" - Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, dumping or other dissemination.


                    "REPRESENTATIVE" - With respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

                    "SEC" - The Securities Exchange Commission, or any successor agency.


                    "SELLERS" and "SELLER" - As defined in the heading of this Agreement.


                    "SELLER AGREEMENTS" - As defined in Section 2.6(a)(ii).



                    "SELLING SUBSIDIARIES" - As defined in the heading of this Agreement.



                    "SITE CONTRACTS" - Collectively, any Contract to which any Seller is a party with hospitals, physicians, clinics, and other sites, pursuant to which such sites conduct clinical studies for and on behalf of such Seller.

                    "SPONSOR" - Collectively, each pharmaceutical company, biotechnology company, and contract research organization which is a party to the Sponsor Contracts.


                    "SPONSOR CONTRACTS" - Collectively, any Contract to which any Seller is a party with a pharmaceutical company, biotechnology company, and contract research organization, pursuant to which such Seller has agreed to provide, or cause to be provided, clinical studies for and on behalf of such company or organization.

                    "SUBLEASE AGREEMENT" - As defined in Section
          2.6(a)(ix).

                    "SUPERIOR PROPOSAL" - As defined in Section 5.6(b).


                    "SUPPLEMENTAL CLOSING" - As defined in Section 2.4(c).

                    "TAX" - Any tax, levy, assessment, tariff, duty, deficiency or other fee, and any related charge or amount imposed, assessed or collected by or under the authority of any Governmental Body.


                    "TAX ALLOCATION" - The manner in which the Purchase Price is allocated among the Acquired Assets pursuant to
          Section 2.7.

                    "TAX RETURN" - Any return, report, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax.


                    "TERMINATION FEE" - As defined in Section 9.3.

                    "THREATENED" - A Proceeding, claim, dispute or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, which could reasonably be expected to result in such a Proceeding, claim, dispute or other matter.


                    "34 ACT" - The Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

                    "THRESHOLD AMOUNT" - As defined in Section 10.5(b).

                    "UNCOLLECTED RECEIVABLES" - As defined in Section 2.5.


                    "WARN" - The Worker Adjustment and Retraining
          Notification Act (29 U.S.C. '' 2101 et seq.) and the regulations adopted pursuant thereto.

                    1.2   General Provisions; Incorporation of Recitals.

                          (a) Unless expressly provided otherwise in this Agreement or the Related Agreements, or unless the context requires otherwise:


                               (i)  all capitalized terms used in the
               Related Agreements that are defined in this Agreement shall have the respective meanings assigned to them herein;

                               (ii)  all accounting terms used in this
               Agreement and in the Related Agreements shall have the meanings given to them in accordance with GAAP;


                               (iii)  the singular shall mean the plural,
               the plural shall mean the singular, and the use of any gender shall include all genders; and all references to any particular party defined herein shall be deemed to refer to each and every Person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

                               (iv)  all references to "Sections" shall be
               deemed to refer to the provision of this Agreement and all references to "Schedules" and "Exhibits" shall be deemed to refer to the schedules and exhibits annexed to this Agreement, as appropriate;


                               (v)  all references to time herein shall
               mean Eastern Standard Time or Eastern Daylight Time, as then in effect; and

                               (vi)  all references to sections,
               subsections, paragraphs or other provisions of any Legal Requirement that consists of a law, ordinance, regulation, statute or treaty, shall be deemed to include successor, amended, renumbered and replacement provisions thereof.


                               (vii)  the word "including" shall not limit
               the preceding words or terms.

                          (b) The recitals set forth above (including, without limitation, the defined terms set forth therein) are hereby incorporated by reference into this Agreement and made a part hereof as if set forth in their entirety in this
          Section 1.2(b).

               2.   PURCHASE AND SALE OF ASSETS; CLOSING


                    2.1 Acquired Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified in Section 2.3 and also in consideration of the covenants of Buyer set forth herein. Sellers shall specifically retain, and the Acquired Assets shall not include, any of the Excluded Assets.

                    2.2 Assumption of Liabilities; Excluded Liabilities. On and subject to the terms and conditions of this Agreement,
          Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Notwithstanding anything in this Agreement or any of the Exhibits or Schedules attached hereto to the contrary, Buyer will not assume or have any responsibility for or with respect to, or purchase the Acquired Assets subject to, any Liabilities of any nature whatsoever (collectively, the "Excluded Liabilities") which are not expressly included within the definition of "Assumed Liabilities."

                    2.3   Purchase Price Amount; Estimated Purchase Price.


                          (a)  Subject to adjustment as provided in
          Section 2.5 and the other provisions of this Section 2.3, the purchase price for the Acquired Assets shall be an amount equal to (i) Fifteen Million Dollars ($15,000,000) (the "Base Amount") PLUS (ii) the Closing Date Net Working Capital (if positive) MINUS (iii) the Closing Date Net Working Capital (if negative) (the amount calculated pursuant to the foregoing being referred to herein as the "Purchase Price").

                          (b) The parties hereto recognize and acknowledge that they will be unable to calculate the Closing Date Net Working Capital until after the Closing in accordance with the provisions of Section 2.4. Accordingly, the parties hereto have agreed to calculate the Purchase Price on the Closing Date based upon an estimate of the Closing Date Net Working Capital (the "Estimated Closing Date Net Working Capital"). The parties hereto shall mutually agree upon the Estimated Closing Date Net Working Capital within fifteen (15) days prior to the Closing Date based upon and determined by reference to the financial statements of the Sellers as of the date on which the Estimated

          Closing Date Net Working Capital is determined, and such other information which Buyer may require in connection therewith. The parties hereto shall set forth their agreement with respect to the Estimated Closing Date Net Working Capital in a written instrument signed by them and which shall be attached to and become a part of this Agreement.

                          (c) At the Closing and for purposes thereof, the Purchase Price shall be estimated in an amount equal to (i) the Base Amount PLUS (ii) the Estimated Closing Date Net Working Capital (if positive) MINUS (iii) the Estimated Closing Date Net Working Capital (if negative) (the amount calculated pursuant to the foregoing being referred to herein as the "Estimated Purchase Price").


                          (d)  The Estimated Purchase Price shall be
          payable as follows:

                               (i)  an amount equal to the Estimated
               Purchase Price LESS the Escrow Deposit (the "Closing Cash Payment") shall be paid by the Buyer to the Sellers at the Closing by means of wire transfer of immediately available funds to an account or accounts designated by the Sellers, in writing, at least three (3) business days prior to the Closing Date.

                               (ii) the sum of One Million Dollars
               ($1,000,000) (the "Escrow Deposit") shall be paid by the Buyer to the Escrow Holder at the Closing by means of wire transfer of immediately available funds to an account designed by the Escrow Agent, in writing, at least three (3) business days prior to the Closing Date, to be held in escrow by the Escrow Holder pursuant to the Escrow Agreement for (A) the payment of any sums due to the Buyer under Sections 2.4(c)(ii) and 2.5 hereof, and (B) the payment and satisfaction of indemnity claims of the Buyer hereunder after the Closing, all in accordance with and subject to the provisions of the Escrow Agreement.


                    2.4 Final Closing Date Balance Sheet; Calculation of Closing Date Net Working Capital.

                          (a)  As soon as practicable, but in no event
          later than sixty (60) days after the Closing Date, Buyer will prepare and deliver to Sellers a statement of Acquired Assets and Assumed Liabilities as of the Closing Date setting forth Buyer's calculation of the Closing Date Net Working Capital by reference thereto (such statement of Acquired Assets and Assumed Liabilities, including Buyer's calculation of Closing Date Net Working Capital, being referred to as the "Final Closing Date Statement"). The Final Closing Date Statement shall be prepared in a manner consistent with the preparation of the Financial Statement (provided that the Financial Statements have been prepared in accordance with GAAP consistently applied).

                          (b) Upon the completion of the Final Closing Date Statement, a copy thereof shall be delivered to Sellers. Sellers shall have the right, for a period of fifteen (15) days following their receipt thereof, to review the Final Closing Date Statement to determine whether the Final Closing Date Statement was prepared in accordance with the provisions hereof. If, following such review, Sellers determine that the Final Closing Date Statement was not prepared in accordance with the provisions hereof and that Buyer's calculation of Closing Date Net Working Capital is in error as a result thereof, Sellers shall so notify Buyer. For a period of fifteen (15) days following the receipt of such notice, Buyer and Sellers shall attempt to resolve any such dispute with respect to the Final Closing Date Statement. If, at the expiration of such fifteen (15) day period, Buyer and Sellers are not able to resolve such dispute, within the three
          (3) day period immediately following the expiration of such fifteen (15) day period, the Buyer and Sellers shall promptly submit to the Pittsburgh, Pennsylvania office of any "big five" firm of independent, certified public accountants recommended by the Pennsylvania Institute of Certified Public Accountants (provided that such accountants do not then serve as accountants to Buyer or Seller), which firm shall resolve all matters in dispute with respect to the Final Closing Date Balance Sheet within the fifteen (15) day period immediately following such submission and whose determination shall be final, binding and conclusive upon Buyer and Sellers. The fees of any such independent, certified public accounting firm shall be borne equally by Buyer and Sellers.


                          (c) At a supplemental closing to be held within the later of ninety (90) days after the Closing Date or ten (10) days after the final determination of the Final Closing Date Statement and calculation of the Closing Date Net Working Capital pursuant to Section 2.4(b) (the "Supplemental Closing"), payment shall be made from Buyer to Sellers or Sellers to Buyer, as appropriate, to take into account any difference between the Estimated Purchase Price (based upon the Estimated Closing Date Net Working Capital) and the Purchase Price (based upon the actual Closing Date Net Working Capital). Such difference, if any, will be paid as follows:

                                    (i)  If the Purchase Price EXCEEDS the
               Estimated Purchase Price, at the Supplemental Closing, Sellers will be entitled to receive from Buyer an amount equal to such excess, which shall be paid by Buyer by means of wire transfer of immediately available funds to an account or accounts designated by Seller in writing.

                                    (ii) If the Estimated Purchase Price
               EXCEEDS the Purchase Price, Buyer will be entitled to receive from the Escrow Holder funds from the Escrow Deposit in an amount equal to such excess, which amount shall be paid by Escrow Holder pursuant to the terms of the Escrow Agreement at the Supplemental Closing by means of wire transfer of immediately available funds to an account or accounts designated by Buyer in writing. If the amount by which the Estimated Purchase Price EXCEEDS the Purchase Price is greater than the Escrow Deposit, Sellers will pay to Buyer an amount equal to such excess which shall be paid by Sellers at the Supplemental Closing by means of wire transfer of immediately available funds to an account or accounts designated by Buyer in writing.

                    2.5 Purchase Price Adjustment for Uncollected Receivables. Notwithstanding anything contained herein to the contrary, to the extent that all or any portion of the accounts receivable of Sellers included in the Acquired Assets (net of any reserve therefor reflected in the Final Closing Date Balance Sheet), including both billed and unbilled accounts receivable, are not collected in full and in cash by the Buyer in the ordinary course of its business and using the Buyer's customary collection practices (without resort to legal proceedings), within one hundred eighty (180) days after the Closing Date (collectively, the "Uncollected Receivables") there shall be a dollar-for-dollar reduction in the Purchase Price in an amount equal to the aggregate amount of the Uncollected Receivables.
          Any adjustment to the Purchase Price pursuant to this Section 2.5 shall be paid in the manner provided by Section 2.4(c)(ii). Following the satisfaction by the Sellers of all of their obligations under this Section 2.5, the Buyer shall, if requested by the Sellers, assign and transfer (without recourse, representation, or warranty) to Sellers all of Buyer's right, title, and interest in, to, and under the Uncollected Receivables, pursuant to a written instrument of assignment reasonably satisfactory to Buyer and Sellers; PROVIDED, HOWEVER, Sellers shall not disrupt the Clinical Business conducted by Buyer in connection with any effort by Sellers to collect the Uncollected Receivables following such assignment and transfer thereof. The parties further agree that if the Buyer collects in cash an aggregate amount in respect of billed and unbilled accounts receivable of the Sellers included in the Acquired Assets (net of any reserve therefor reflected in the Final Closing Date Balance Sheet) which is in excess of such billed and unbilled accounts receivable reflected in the Final Closing Date Balance Sheet (net of the aforesaid reserve) as of the date which is one hundred eighty (180) days after the Closing Date, the Purchase Price shall be increased, dollar-for-dollar, by an amount equal to such excess (such Purchase Price increase to be paid in the manner provided by the provisions of Section 2.4(c)(i)).

                    2.6   Closing Deliveries.  At the Closing:

                          (a)  Sellers will deliver, or cause to be
          delivered, to Buyer:


                               (i)  a non-competition agreement(s) in the
               form of EXHIBIT F executed by each Seller, DataTRAK and Dr. Jeffrey A. Green (the "Non-Competition Agreement");

                               (ii)  The agreements in the form of
               EXHIBITS G1 and G2 executed by Collaborative and DataTRAK, respectively (the "Seller Agreements");

                               (iii)  any other Related Agreements to which
               any Seller is a party;


                               (iv)  a bill of sale and such assignments
               and other instruments of sale, transfer, conveyance and assignment (including certificates of title and an assignment to Buyer of all of Seller's rights in, to and under the Lease) regarding the Acquired Assets as Buyer and its counsel may request;

                               (v)  a certificate executed by Sellers to
               the effect that each of Sellers' representations and warranties in this Agreement and in each Related Agreement to which Sellers (or any of them) are parties was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, which certificate shall be in the form of EXHIBIT H hereto;


                               (vi)  estoppel certificates from the
               landlord under each Lease, in form and substance satisfactory to Buyer;

                               (vii)  for each Leased Property subject to
               Encumbrance against any of the Landlord's interest therein, satisfactory evidence that the Lease pertaining thereto is subject to a non-disturbance and attornment agreement in favor of the applicable Seller thereunder (and any assignee of such Seller), which non-disturbance and attornment agreement shall be satisfactory, in form and substance, to Buyer;


                               (viii)  the Assignment and Assumption
               executed by Sellers;

                               (ix)  a sublease agreement (the "Sublease

               Agreement") executed by Collaborative, pursuant to which Collaborative shall sublease that portion of the Collaborative Premises which Collaborative and the Buyer deem reasonably necessary in order for the Buyer to conduct the Clinical Business thereat, which Sublease Agreement shall be satisfactory, in form and substance, to Collaborative and the Buyer and shall incorporate those terms set forth on SCHEDULE 2.6(a)(ix); and

                               (x)  all other certificates, instruments and
               documents to be delivered by Sellers (or any of them) pursuant to this Agreement or any of the Related Agreements.


                          (b)  Buyer will deliver, or cause to be
          delivered, to Sellers:

                               (i)  the Closing Cash Payment;

                               (ii)  an assignment, delegation and
               assumption agreement (the "Assumption Agreement") in the form of EXHIBIT I hereto;


                               (iii)  the Non-Competition Agreement
               executed on behalf of Buyer;

                               (iv)  the Services Agreement executed on
               behalf of Buyer;


                               (v)  the Sublease Agreement; and

                               (vi)  a certificate executed by Buyer to the
               effect that each of Buyer's representations and warranties in this Agreement and in each Related Agreement to which Buyer is a party was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, which certificate shall be in the form of EXHIBIT J hereto.


                    2.7 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Stevens & Lee, One Glenhardie Corporate Center, 1275 Drummers Lane, Wayne, Pennsylvania 19087, at 10:00 A.M., within five (5) business days after the conditions set forth in Sections 7.7 and
          8.5 have been satisfied, on or at such other earlier time and place as the parties may mutually agree upon in writing.

                    2.8 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and the Assumed Liabilities in accordance with EXHIBIT K attached hereto.

          As soon as practicable after the Supplemental Closing, but in any event not later than thirty (30) days after the Supplemental Closing, the Sellers and Buyer shall make any and all appropriate adjustments to the Tax Allocation by reason of any adjustment to the Purchase Price under Section 2.4(c). It is understood and agreed that the Tax Allocation shall be prepared pursuant to and an in accordance with the provisions of Section 1060 of the Code and Buyer shall prepare Form 8594 under Section 1060 of the Code relating to the Contemplated Transactions based upon the final Tax Allocation prepared pursuant hereto. The Tax Allocation shall, for tax purposes, be binding on Sellers and Buyer, and Sellers and Buyer shall file their respective Tax Returns in accordance with such Tax Allocation and shall not take any position inconsistent with the Tax Allocation.

               3.   REPRESENTATIONS AND WARRANTIES OF SELLERS


                    Sellers hereby jointly and severally represent and warrant to Buyer as follows:

                    3.1 Organization and Good Standing. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation (as set forth on SCHEDULE 3.1), with full corporate power and authority to conduct the Clinical Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Assigned Contracts. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

                    3.2   Authority; No Conflict.


                          (a) Subject to approval by the shareholders of Collaborative contemplated by Section 8.5, this Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.
          Subject to approval by the shareholders of Collaborative contemplated by Section 8.5, upon the execution and delivery by Sellers of the Related Agreements to which Sellers (or any of them) are parties, the Related Agreements will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the requisite right, power, authority, and capacity to execute and deliver this Agreement and such Related Agreements and to perform their obligations under this Agreement and such Related Agreements.

                          (b)  Except for those Consents set forth in

          SCHEDULE 3.2(b), neither the execution and delivery of this Agreement or the Related Agreements to which Sellers (or any of them) are parties nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                               (i)  contravene, conflict with, or result in
               a violation of any provision of the articles of incorporation, code of regulations, or other organizational documents of Sellers;


                               (ii)  contravene, conflict with, or result
               in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Sellers or any of the Acquired Assets may be subject;

                               (iii)  contravene, conflict with, or result
               in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Seller or that otherwise relates to the Clinical Business or any of the Acquired Assets or the Leased Property;

                               (iv)  cause any of the Acquired Assets to be
               reassessed or revalued by any taxing authority or other Governmental Body;


                               (v)  contravene, conflict with, or result in
               a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract; or

                               (vi)  except pursuant to any Contract to
               which the Buyer is a party, result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.


          Except for those Consents set forth in SCHEDULE 3.2(b), Seller is not, and will not be, required to give any notice to or obtain any Consent from any Person (including parties to the Assigned Contracts) in connection with the execution and delivery of this Agreement or any of the Related Agreements or the consummation or performance of any of the Contemplated Transactions.
                    3.3   Financial Statements; Accounts Receivable.


                          (a)  SCHEDULE 3.3 includes the following:

                               (i)  Audited consolidated and consolidating
               balance sheets of Collaborative and its subsidiaries (including the Selling Subsidiaries) as at the close of each of the years December 31, 1995, December 31, 1996, and December 31, 1997, inclusive, and the related consolidated and consolidating statements of income, changes in stockholders' equity, and cash flow of collaborative and its subsidiaries (including the Selling Subsidiaries) for each of the fiscal years then ended, all on a comparative basis, together with the notes thereto and the report thereon of Seller's Accountant (the "Prior Financial Statements"); and

                               (ii)  a consolidated and consolidating
               balance sheet of Collaborative and its subsidiaries as at September 30, 1998, and the related internally prepared consolidated and consolidating statements of income, changes in stockholders' equity and cash flow for the nine (9) month period then ended (which, together with any financial statements delivered pursuant to Section 5.11, shall be collectively referred to as the "Interim Financial Statements").


                          (b) The Financial Statements fairly present, in all material respects, the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Collaborative and its subsidiaries as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse), and the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. Except to the extent provided otherwise in such Financial Statements, (i) adequate provision was made in the Financial Statements for doubtful accounts or other receivables;
          (ii) sales were stated in the Financial Statements net of discounts, returns and allowances; and (iii) all Taxes due or paid were timely reflected in the Financial Statements and all Taxes not yet due and payable were accrued or otherwise provided for therein. At the respective dates of each of the Financial Statements, Sellers had no Liability required to be reflected or disclosed in the Financial Statements under GAAP which was not so reflected or disclosed. No provision in the Financial Statements as of and for the periods covered by such Financial Statements was necessary, under GAAP, for Liability on account of warranties or with respect to the Clinical Business. Any significant items of income or expense which were unusual or of a nonrecurring nature were separately disclosed in the Financial Statements.

                          (c) All of the Accounts Receivable of Sellers included in the Acquired Assets represent amounts receivable for services actually provided, have arisen from bona-fide transactions in the Ordinary Course of Business, are not subject to any counterclaims or offsets, and have been billed or are billable, as appropriate, in accordance with the terms of the Assigned Contract applicable thereto.

                    3.4 Books and Records. The books of account, minute books, stock record books, and other records of each Seller, all of which have been made available to Buyer, are complete and correct in all material respects.


                    3.5   Title To Assets; Encumbrances.

                          (a)  Sellers have or will have and convey to
          Buyer at the Closing, good and merchantable title to, or a valid leasehold interest in, all of the properties and assets (other than the Excluded Assets) used or usable by Sellers in the Clinical Business or shown on the balance sheet of Sellers dated as of September 30, 1998, which comprises a portion of the Interim Financial Statements (the "INTERIM BALANCE SHEET"), or acquired after the date thereof, free and clear of all Encumbrances, except for (i) the Assumed Liabilities, and (ii) properties and assets disposed of in the Ordinary Course of Clinical Business since the date of the Interim Balance Sheet. Without limiting the generality of the foregoing, Sellers have, and will convey to Buyer at the Closing, good and merchantable title to all of the Acquired Assets, free and clear of any Encumbrance or restriction on transfer of any nature, other than the Assumed Liabilities.

                          (b)  SCHEDULE 3.5(b) contains a complete and
          accurate list of all Facilities at which any Seller currently conducts the Clinical Business. To the best of the Sellers' Knowledge, all Facilities currently used by Sellers lie wholly within the boundaries of the real property owned or leased by Seller and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. The use and operation of such Facilities are in compliance with all applicable Legal Requirements, Orders, Consents and Governmental Authorizations. To the best of the Sellers' Knowledge, there are no existing, pending, or Threatened (i) requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any such Facilities, (ii) condemnation proceedings that would affect any of such Facilities in any way, or (iii) public improvements that would result in any charge or Taxes being levied or assessed against, or would result in the creation of any Encumbrance upon, any of such Facilities.


                          (c) DataTRAK has no right, title or interest in any of the Acquired Assets.

                    3.6   Condition and Sufficiency of Assets.

                          (a) Except as set forth in SCHEDULE 3.6, (i) the machinery, equipment, tools, supplies and other tangible personal property included in the Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted and (ii) none of such machinery, equipment, tools, supplies and other tangible personal property included in the Acquired Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

                          (b) To the best of the Sellers' Knowledge, all buildings, structures and other improvements and fixtures which comprise the Facilities (i) are free of any structural or engineering defects, (ii) are in good repair and condition, ordinary wear and tear excepted, and (iii) are free from any latent defects and (iv) suitable for their intended use.


                    3.7 No Undisclosed Liabilities. Except as set forth in SCHEDULE 3.7 or any other SCHEDULE hereto, Sellers have no Liabilities of any nature with respect to the Clinical Business except for Liabilities reflected or reserved against in the Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business since the date thereof; provided, however, notwithstanding the foregoing or the meaning ascribed to the term Liability herein, Liabilities of the Sellers which are expressly described in or expressly covered by the provisions of any other representation and warranty contained in this Section 3 or as otherwise disclosed in the applicable Schedule thereto, or which are not required to be disclosed in such other representation or warranty (or the applicable Schedule thereto) by reason of materiality qualifiers therein, need not be disclosed in SCHEDULE 3.7 solely by reason of the representation and warranty in this Section 3.7.

                    3.8   Taxes.

                          (a) Sellers have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to Sellers, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements for all periods prior to the Closing Date. Sellers have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers, except such Taxes, if any, as are listed in SCHEDULE 3.8 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet.


                          (b) The charges, accruals, and reserves with respect to Taxes on the books of Sellers are adequate (determined in accordance with GAAP) and are at least equal to Sellers liability for Taxes. There exists no proposed tax assessment against Seller to Seller Knowledge except as disclosed in
          SCHEDULE 3.8. All Taxes that Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                          (c) All Tax Returns filed by Sellers (or that include Sellers on a consolidated basis) are true, correct, and complete in all material respects.


                          (d) No audit or examination by any Tax authority is pending with respect to or relating to any Taxes and no Seller has received any notice from any Tax authority of (i) any pending or Threatened claim for any Tax deficiency, (ii) intention to examine or audit any Tax Return for any period, or
          (iii) intention to reassess any of the Acquired Assets for Tax purposes.

                    3.9 No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the operations, properties, assets, Liabilities, or financial condition of Sellers relating to the Clinical Business or any material adverse change in the Clinical Business taken as a whole, and no event, condition or circumstance exists that could reasonably be expected to result in such a material adverse change.

                    3.10  Employee Benefits.


                          (a) SCHEDULE 3.10 lists each Employee Benefit Plan that any Seller maintains or to which any Seller contributes with respect to any employee of the Clinical Business. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of Seller.

                          (b) Sellers do not contribute to, never have contributed to, and never has been required to contribute to any Multiemployer Plan (as defined in ERISA ' 3(37)(A)) or have any Liability (including withdrawal Liability) under any Multiemployer Plan.


                          (c) Except as set forth on SCHEDULE 3.10, no Seller maintains or contributes to any bonus, deferred compensation, incentive, severance, termination, or other compensation plan or arrangement, for the benefit of any employee of Seller.

                    3.11 Compliance With Legal Requirements; Governmental Authorizations.


                          (a)  Except as set forth in SCHEDULE 3.11(a):

                               (i)  Each Seller is, and at all times since
               December 31, 1995 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its Clinical Business or the ownership or use of any of the Acquired Assets or the Facilities;

                               (ii)  no event has occurred or circumstance
               exists that (with or without notice or lapse of time)
               (A) may constitute or result in a violation by Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;


                               (iii)  Sellers have not received, at any
               time since December 31, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                               (iv)  Sellers have timely filed any and all
               reports, forms, and documents required to be filed by them under and pursuant to the 34 Act.


                          (b) SCHEDULE 3.11(b) contains a complete and accurate list of each Governmental Authorization that is held by any Seller or that otherwise relates to the Clinical Business, or to any of the Acquired Assets or the Facilities. Each Governmental Authorization listed or required to be listed in
          Schedule 3.12 is valid and in full force and effect. Except as set forth in SCHEDULE 3.11(b):

                               (i)  each Seller is, and at all times has
               been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in SCHEDULE 3.11(b); and

                               (ii)  no event has occurred or circumstance
               exists that may (with or without notice or lapse of time)
               (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorizations listed or required to be listed in SCHEDULE 3.11(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in SCHEDULE 3.11(b).

          The Governmental Authorizations listed in SCHEDULE 3.11(b) collectively constitute all of the Governmental Authorizations necessary to permit Sellers to lawfully conduct and operate the Clinical Business in the manner it currently conducts and operates such Clinical Business and to permit Sellers to own and use the Acquired Assets and to use the Facilities in the manner in which they currently own and use such assets.


                    3.12  Legal Proceedings; Orders.

                          (a) Except as set forth in SCHEDULE 3.12, there is no pending Proceeding:

                               (i)  that has been commenced by or against
               Seller or that otherwise relates to or may affect the Clinical Business or any of the Acquired Assets or the Facilities; or


                               (ii)  that challenges, or that may have the
               effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or the Related Transactions.

          To the Knowledge of Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in SCHEDULE 3.12 will not have a material adverse effect on the Clinical Business of any Seller or the Acquired Assets or the Facilities.


                          (b)  Except as set forth in SCHEDULE 3.12:

                               (i)  there is no Order to which any of the
               Sellers, or any of the Acquired Assets or the Facilities is subject; and


                               (ii)  each Seller is in full compliance with
               all of the terms and requirements of each Order set forth in
               SCHEDULE 3.12.

                          (c)  SCHEDULE 3.12 sets forth a complete and
          accurate summary and current status of all pending and Threatened workers' compensation claims by any current or former employees of Seller.


                    3.13 Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, each Seller has conducted the Clinical Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing sentence, since the date of the Interim Balance Sheet, there has not been, with respect to the Clinical Business, any of the following except as set forth on Schedule 3.13 (or any supplement thereto delivered pursuant to Section 7.10):

                               (i)  amendment to the certificate of
               incorporation, bylaws or other organizational documents of Seller;

                               (ii)  payment or increase by any Seller of
               any bonuses, salaries, or other compensation to any director, officer, or (except in the Ordinary Course of Clinical Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;


                               (iii)  payment by Seller of the personal
               expenses of any shareholder, director, officer or employee;

                               (iv)  adoption of, or increase in the
               payments to or benefits under, any Employee Benefit Plan for or with any employees of any Seller;


                               (v)  damage to or destruction or loss of any
               asset or property of any Seller, whether or not covered by insurance, materially and adversely affecting the properties, assets, Clinical Business or financial condition of Seller, taken as a whole;

                               (vi) ^ termination of, or receipt of notice
               of termination of (i) any license, distributorship, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction which are individually or in the aggregate material to the Clinical Business;


                               (vii)  sale, lease, or other disposition of
               any asset or property of Seller or mortgage, pledge, or





               imposition of any Encumbrance on any of the Acquired Assets, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                               (viii)  cancellation or waiver of any claims
               or rights material to the conduct of the Clinical Business or any cancellation or waiver of any debts or claims affecting the Clinical Business;


                               (ix)  material change in the accounting
               methods used by any Seller; or

                               (x)  agreement, whether oral or written, by
               Seller to do any of the foregoing.

                    3.14  Contracts; No Defaults.


                          (a) SCHEDULE 3.14 contains (except as provided in clause (iii) below) a complete and accurate list, and Sellers have made available to Buyer true and complete copies, of all Contracts in effect as of the date hereof with respect to the Clinical Business or the Acquired Assets including the following:

                               (i)  each Lab Service Contract;


                               (ii)  each Sponsor Contract;

                               (iii)  a list of all Site Contracts (to be
               delivered no later than five (5) business days before Closing);


                               (iv)  to the extent not included under
               clauses (i) through (iii) above, each Contract that involves performance of services or delivery of goods or materials by Seller relating to the Clinical Business;

                               (v)  to the extent not included under
               clauses (i) through (iii) above, each Contract that involves performance of services or delivery of goods or materials to Seller relating to the Clinical Business;


                               (vi)  each Contract relating to the Clinical
               Business that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller;

                               (vii)  each lease, rental or occupancy
               agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (including the Leases);

                               (viii)  each joint venture, partnership, and
               other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;


                               (ix)  each Contract containing covenants
               that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

                               (x)  each Contract entered into other than
               in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

                               (xi)  each Contract for capital expenditures
               in excess of Five Thousand Dollars ($5,000);


                               (xii)  each written warranty, guaranty, and
               or other similar undertaking extended by Seller other than in the Ordinary Course of Business; and

                               (xiii)  each amendment, supplement, and
               modification (whether oral or written) in respect of any of the foregoing.


          SCHEDULE 3.14 also sets forth the details concerning such Contracts which are specified in such SCHEDULE 3.14, including the parties to the Contracts and the amount of the remaining commitment of Seller under the Contracts.

                          (b)  Except as set forth in SCHEDULE 3.14:


                               (i)  Sellers do not have and cannot acquire
               any rights under, and Sellers do not have and cannot become subject to any Liability under, any Contract that relates to the Clinical Business or any of the Acquired Assets;

                               (ii)  each Contract identified or required
               to be identified in SCHEDULE 3.14 is in full force and effect and is valid and enforceable against such Seller in accordance with its terms;


                               (iii)  to the best of the Sellers'

               Knowledge, each Contract identified or required to be identified in SCHEDULE 3.14 is enforceable against the other party thereto in accordance with its terms;

                               (iv)  each Seller is and at all times has
               been in full compliance with all applicable terms and requirements of each Contract under which Seller has or had any Liability or by which Seller or any of the Acquired Assets is or was bound;


                               (v)  each other Person that has or had any
               Liability under any Contract under which any Seller has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract; and

                               (vi)  no event has occurred or circumstance
               exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract involving any Seller or the Clinical Business or any of the Acquired Assets.

                    3.15  Insurance.


                          (a)  Sellers have made available to Buyer:

                               (i)  true and complete copies of all current
               policies of insurance to which Seller is a party or under which any Seller is or has been covered at any time within the three (3) years preceding the date of this Agreement relating to the Clinical Business or the Acquired Assets; and


                               (ii)  true and complete copies of all
               pending applications for policies of insurance relating to the Clinical Business or the Acquired Assets.

                          (b)  SCHEDULE 3.15 describes:


                               (i)  any self-insurance arrangement by or
               affecting any Seller, including any reserves established thereunder;

                               (ii)  any Contract or arrangement, other
               than a policy of insurance, for the transfer or sharing of any risk by any Seller; and

                               (iii)  all obligations of any Seller to
               provide coverage to third parties (for example, under leases or service agreements).

                          (c)  Except as set forth in SCHEDULE 3.15:


                               (i)  All policies to which any Seller is a
               party or that provide coverage to any Seller:

                                    (A)  are valid, outstanding,
                    enforceable, and are in full force and effort;

                                    (B)  taken together, to the best of the
                    Sellers' Knowledge, provide adequate insurance coverage for the assets and the operations of any Seller for all risks normally insured against by a Person carrying on the same business or businesses as the Sellers; and


                                    (C)  are sufficient for compliance with
                    all Legal Requirements and Contracts to which any Sellers are a party or by which any Seller is bound.

                    3.16  Environmental Matters.  Except as set forth in
          SCHEDULE 3.16:


                          (a) Each Seller is, and at all times prior to the date hereof has been, in compliance in all material aspects with, and has not been and is not in violation of or liable under, any applicable Environmental Law. No Seller has any reasonable basis to expect, nor has any Seller received, any actual or Threatened order, notice, or other communication from
          (i) any Governmental Body or other Person, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with in any material respect any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any Acquired Assets, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Seller, or any other Person for whose conduct any Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                          (b) There are no pending or, to the Knowledge of Sellers, Threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any Acquired Asset.

                          (c)  No Seller has Knowledge of any basis to
          expect, nor has any of them received, any Order, notice, communication, inquiry, warning, citation, summons, directive, or any other indication that relates to any alleged, actual, or potential violation or failure by any Seller to comply in any material respect with any Environmental Law, or of any alleged, actual, or potential obligation of any Seller to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any of the Acquired Assets, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Seller, or any other Person for whose conduct any Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                          (d) To the best of the Sellers' Knowledge, no Seller nor any other Person for whose conduct any Seller is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or any of the Acquired Assets, at any property geologically or hydrologically adjoining the Facilities.


                          (e) There are no Hazardous Materials present on or in the Facilities in violation of any applicable Environmental Law, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, swamps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, nor any other Person for whose conduct any Seller is or may be held responsible, or to the Knowledge of any Seller, any other Person, has permitted or conducted, or is aware of, any hazardous activity conducted with respect to Hazardous Materials at the Facilities or any of the Acquired Assets, except in full compliance with all applicable Environmental Laws.

                          (f)  There has been no Release or, to the
          Knowledge of any Seller, threat of Release, of any Hazardous Materials at or from the Facilities or, to the best of Sellers' Knowledge at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any of the Acquired Assets, or to the Knowledge of Sellers any geologically or hydrologically adjoining property, whether by any Seller or any other Person.

                          (g) Each Seller has made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by such Seller pertaining to Hazardous Materials or hazardous activities in, on, or under the Facilities, or concerning compliance by such Seller or any other Person for whose conduct such Seller is or may be held responsible with Environmental Laws.

                    3.17  Employees.


                          (a)  SCHEDULE 3.17 contains a complete and
          accurate list of the following information for each employee of Sellers engaged in the Clinical Business, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the date of the Interim Balance Sheet; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan.

                          (b) To the best of the Sellers' Knowledge, no Seller has received any verbal or written indication that any director, officer, or other employee of any Seller engaged in the Clinical Business will terminate his or her employment with such Seller prior to the Closing (whether as a result of the Contemplated Transactions or otherwise).

                    3.18 Labor Disputes; Compliance. Except as disclosed in SCHEDULE 3.18, none of the Sellers is a party to any collective bargaining or other labor Contract, and there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting any Seller with respect to the Clinical Business, and no application for certification of a collective bargaining agent is pending or to any Sellers' Knowledge is Threatened; to any Sellers' Knowledge, no event has occurred or circumstance exist that could provide the basis for any work stoppage or other labor dispute. Except as disclosed in SCHEDULE 3.18, each Seller has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing (including WARN). No Seller is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.


                    3.19  Intellectual Property.

                          (a)  Intellectual Property Assets - The term
          "Intellectual Property Assets" includes:

                               (i)  corporate names (and any derivation
               thereof), fictitious business names, trade names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                               (ii)  all patents and patent applications
               (collectively, "Patents"); and


                               (iii)  all know-how, trade secrets,
               confidential information, software, technical information, processes, technology, plans, drawings, and blue prints (collectively, "Trade Secrets");

          owned or used by any Seller, or licensed by any Seller as licensee or licensor, and, in any case, used in the Clinical Business.

                          (b)  AGREEMENTS - SCHEDULE 3.19 contains a
          complete and accurate list and summary description of all Intellectual Property Assets pertaining to the Clinical Business and any Contracts relating to such Intellectual Property Assets to which any Seller is a party or by which any Seller is bound. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such Contract.


                          (c)  Know-How Necessary for the Clinical Business
          - The Intellectual Property Assets described in SCHEDULE 3.19 are all Intellectual Property Assets necessary for the operation of the Clinical Business as currently conducted. Sellers are the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                    3.20 Relationships With Related Persons. No Related Person of Seller has any interest in the Clinical Business or any of the Assigned Contracts or any of the other Acquired Assets. Except as described in SCHEDULE 3.20, to the best of the Sellers' Knowledge, no Related Person of Seller owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) business dealings or a material financial interest in any transaction with any Seller, or (b) engages in competition with Sellers with respect to the Clinical Business in any market presently served by Seller. Except as set forth in SCHEDULE 3.20, no Related Person of any Seller is a party to any Contract with, or has any claim or right against, Seller.


                    3.21 Brokers or Finders. Sellers and their agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions for which Buyer will have any Liability.

                    3.22  Disclosure.


                          (a) No representation or warranty of Sellers in this Agreement or any Related Agreement and no statement in any of the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                          (b) Except as described on SCHEDULE 3.22, there is no fact known to Sellers that has specific application to Sellers (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers can reasonably foresee, materially threatens, the Clinical Business or the Acquired Assets, or the financial condition, or results of operations or prospects relating to the Clinical Business or the Acquired Assets that has not been set forth in this Agreement or the Schedules to this Agreement.

               4.   REPRESENTATIONS AND WARRANTIES OF BUYER


                    Buyer represents and warrants to Sellers as follows:

                    4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.


                    4.2   Authority; No Conflict.

                          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Related Agreements to which Buyer is a party, the Related Agreements to which Buyer is a party will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Related Agreements to which Buyer is a party and to perform its obligations under this Agreement and the Related Agreements to which Buyer is a party.


                          (b) Neither the execution and delivery by Buyer of this Agreement or the Related Agreements to which Buyer is a party nor the consummation or performance of any of the

          Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                               (i)  any provision of Buyer's certificate of
               incorporation, bylaws or other organizational documents;


                               (ii)  any Legal Requirement or order to
               which Buyer may be subject; or

                               (iii)  any Contract to which Buyer is a
               party or by which Buyer may be bound.

          Except for the Consents identified in Section 7, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the Related Agreements to which Buyer is a party or the consummation or performance of any of the Contemplated
          Transactions.


                    4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

                    4.4 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or any of the Contemplated Transactions for which Sellers will have any Liability.


               5.   COVENANTS OF SELLERS PRIOR TO AND FOLLOWING CLOSING
          DATE

                    5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers will, and will cause their Representatives to, (a) afford to Buyer and its Representatives full and free access (subject to reasonable advance notice from Buyer to authorized personnel designated by the Sellers from time to time, which may be verbal) to Collaborative's senior executive management, Seller's Accountant and counsel, as well as access to Sellers' properties, Contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Representatives with copies of all such Contracts (other than Site Contracts), books and records, and other existing documents and data as Buyer may reasonably request, (c) provide the Buyer and Buyer's Representatives with access to all Site Contracts, and (d) furnish Buyer and Buyer's Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request; provided, however, that Buyer and its Representative will, in connection with the performance of such investigation, use commercially reasonable efforts to avoid materially interfering with the day-to-day operations of the Clinical Business. Any and all information furnished by the Sellers to or otherwise obtained by the Buyer pursuant to this Section 5.1 shall, pending the closing, remain subject to the provisions of the Confidentiality Agreement and the provisions of Section 11.3.

                     5.2 Operation of the Clinical Business of Sellers. Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Buyer, Sellers will:


                               (i)  conduct the Clinical Business only in
               the Ordinary Course of Business;

                               (ii)  use commercially reasonable efforts to
               preserve intact the current business organization of Sellers with respect to the Clinical Business, keep available the services of the current officers, employees, and agents of Sellers, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Sellers;

                               (iii)  cooperate with Buyer on all
               transitional matters, and in communications and dealings with third parties be supportive of Buyer and the Contemplated Transactions;


                               (iv)  confer with Buyer from time to time as
               reasonably requested by the Buyer concerning operational matters of a material nature; and

                               (v)  as and when reasonably requested by the
               Buyer from time to time, otherwise report periodically to Buyer concerning the status and operation of the Clinical Business.


                    5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 3.13 is likely to occur.

                    5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will reasonably
          (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions (including any filing under the HSR Act), and (b) cooperate with Buyer in obtaining all Consents that may be required to complete the Contemplated Transactions.

                    5.5 Notification. Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if Sellers become aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties in any material respect as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty in any material respect had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any fact or condition require any change in the Schedules to this Agreement if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the appropriate Schedule specifying such change. During the same period, Sellers will promptly notify Buyer of the occurrence of any Breach of any covenants of Sellers in this Agreement or of the occurrence of any event that may reasonably make the satisfaction of the conditions in Section 7 impossible or unlikely. Delivery of such notification or supplement will be for information purposes only and will not modify in any respect any representation, warranty, covenant, obligation or condition or other provision contained in this Agreement or in any Related Agreement.


                    5.6   No Negotiation.

                          (a) From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to
          Section 9, Sellers will not, nor will they cause or permit any of their respective Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Clinical Business or the Acquired Assets (an "Acquisition Proposal"); provided, however, that nothing contained in this Section 5.6 or any other provision hereof shall prohibit Collaborative or the Collaborative Board from engaging in negotiations or soliciting proposals concerning a possible transaction involving DataTRAK or the Excluded Assets, including a possible sale, merger or other transaction not involving the Clinical Business or the Acquired Assets; provided further that nothing contained in this Section 5.6 or any other provision hereof shall prohibit Collaborative or the Collaborative Board from (i) taking and disclosing to Collaborative's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the 34 Act, or (ii) making such disclosure to Collaborative's shareholders as, in the good faith judgment of the Collaborative Board, after receiving advice from outside counsel, is required under applicable law, provided that Collaborative may not, except as permitted by Section 5.6(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Contemplated Transactions or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Collaborative will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

                          (b) Notwithstanding the foregoing, prior to the Closing Date, Collaborative may respond to an unsolicited request for information concerning Collaborative from any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if such entity or group has submitted a bona fide written proposal to Collaborative relating to any such transaction which the Collaborative Board determines in good faith, after receiving advice from its legal counsel and consulting with its financial advisors, represents a superior transaction to the Contemplated Transaction (a "Superior Proposal"). Collaborative will promptly notify Buyer of the existence of any proposal or inquiry received by Collaborative, the identity of the party making such proposal or inquiry, and the terms (both initial and modified) of any such proposal or inquiry (an will disclose any written materials delivered in connection therewith) and Collaborative will keep Buyer reasonably informed of the status (including amendments or proposed amendments) of any such proposal or inquiry. Collaborative will promptly provide to Buyer any material non-public information regarding Collaborative provided to any other party which was not previously provided to Buyer. At any time following notification to Buyer of Collaborative's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if Collaborative has otherwise complied with the terms of this
          Section 5.6(b), the Collaborative Board may withdraw or modify its approval or recommendation of the Contemplated Transactions and may enter into an agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Buyer the Termination Fee and the Expense Fee. If Collaborative shall have notified Buyer of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, Collaborative may enter into an agreement with respect to such Superior Proposal.

                    5.7 Best Efforts. Between the date of this Agreement and the Closing Date, Sellers will use their reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.


                    5.8 HSR Act Filing. Seller agrees to pay one-half (1/2) of the filing fees associated with any filings made by Buyer under the HSR Act in connection with the Contemplated Transactions.

                    5.9   Labor Matters.

                          (a)  Sellers shall terminate all of their
          employees (other than employees who are parties to employment agreements included in the Assigned Contracts) as of the Closing Date and shall take all actions which are necessary or appropriate in connection therewith. Without limiting the generality of the foregoing, Sellers shall provide appropriate and compliant advance notices of termination pursuant to and in accordance with all provisions of (i) WARN and all other state and local plant closing laws (if and to the extent applicable), and (ii) all other Legal Requirements. In this regard, Sellers will identify all such notification requirements to Buyer and coordinate the content and timing of such notices with Buyer.


                          (b)  Except as otherwise provided in Section
          5.9(d), Sellers shall liquidate and pay or make adequate provision for all Liabilities accrued through the Closing Date for compensation, including salary, wages, bonuses, overtime premiums, and vacation benefits, with respect to employees of Sellers, provided that payments to such employees for accrued vacation benefits shall be paid directly to such employees at or prior to Closing.

                          (c) Sellers shall make available to the Buyer all personnel information to allow Buyer to evaluate Sellers' employees engaged in the Clinical Business in connection with Buyer's decision of which employees of Sellers are to be hired as Buyer's employees following the Closing.


                          (d) Subject to Buyer's satisfactory review of the employees identified on SCHEDULE 5.9(d), pursuant to and in accordance with the Buyer's standard and customary pre-employment review and screening practices, the Buyer covenants and agrees to

          (i) offer employment to those employees of Sellers identified on
          SCHEDULE 5.9(d) immediately after the Closing and (ii) assume (as part of the Assumed Liabilities) those severance obligations of such employees described on Schedule 5.9(d) in connection therewith. The Sellers shall provide the Buyer with reasonable assurances prior to the Closing that such employees will accept Buyer's offer of employment herein described.

                    5.10 Subsequent Financial Statements. As soon as practicable after the end of each month during the period from the date of this Agreement until the Closing Date, and in no event later than twenty-five (25) days after the end of each such month, Sellers will prepare and promptly deliver to Buyer copies of an unaudited balance sheet and related unaudited income and cash flow statements for Sellers relating to the Clinical Business, the Acquired Assets, and the Assumed Liabilities for the month then ended. All financial statements delivered pursuant to this Section 5.10 will, when delivered, comply in all respects with, and otherwise be subject to, the representations and warranties set forth herein including those set forth in
          Section 3.3.


                    5.11 Excluded Liabilities. Sellers shall pay, perform or discharge, or cause to be paid, performed or discharged, when due all Excluded Liabilities in the Ordinary Course of Business.

                    5.12 Voting of Shares. Concurrently with the execution and delivery of this Agreement, the Sellers shall cause all members of the Collaborative Board and Collaborative's executive management who own shares of Collaborative common stock to deliver a letter to the Buyer in the form of EXHIBIT L attached hereto.

                    5.13  Collaborative Shareholder Approvals.
          Collaborative agrees to take, in accordance with applicable law, applicable stock exchange rules, its Articles of Incorporation and its Code of Regulations, all action necessary to convene, and shall hold, an appropriate meeting of shareholders of Collaborative to consider and vote upon the approval of the Contemplated Transactions and any other matters required to be approved by Collaborative's shareholders for consummation of the Contemplated Transactions as promptly as practicable after this Agreement is executed. Unless the Collaborative Board, after having consulted with and considered the written advice of outside counsel, has determined in good faith that it is otherwise required in order to discharge properly the directors' fiduciary duties in accordance with the Ohio General Corporation law, the Collaborative Board shall recommend such approval, and Collaborative shall take all reasonable lawful action to solicit such approval by its shareholders.

               6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE

                    6.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person of Buyer to, (a) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Sellers in obtaining all Consents identified in SCHEDULE 3.2(b); provided that Buyer shall in no event be required to dispose of or make any change in any portion of its business or to incur any other significant burden to obtain a Governmental Authorization.


                    6.2 Best Efforts. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer shall use its best efforts to cause the conditions in Sections 8.1, 8.2, 8.4 and 8.5 to be satisfied.

               7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

                    Buyer's obligation to purchase the Acquired Assets and assume the Assumed Liabilities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):


                    7.1 Accuracy of Representations. All of Sellers' representations and warranties in this Agreement and any Related Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to any Schedule made after the date of this Agreement.

                    7.2   Sellers' Performance.


                          (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                          (b) Sellers must have delivered, or caused to be delivered, each of the documents required to be delivered pursuant to Section 2.6 and each of the other covenants and obligations in Sections 5.4, 5.6 and 5.7 must have been performed and complied with in all respects.

                    7.3   Consents. Each of the Consents identified in
          SCHEDULE 3.2(b) must have been obtained and must be in full force and effect (including the consents of the lessors to Sellers' assignment of the Leases to Buyer hereunder).


                    7.4 ADDITIONAL DOCUMENTS. Sellers shall have caused the following documents to be delivered to Buyer:

                          (a) an opinion of Calfee, Halter $Griswold LLP, addressed to Buyer and dated the Closing Date, in the form of EXHIBIT M hereto; and

                          (b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.


                    7.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                    7.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause Buyer or any Person affiliated with Buyer to suffer any adverse consequence under, any applicable Legal Requirement or Order.


                    7.7 HSR Act. Any waiting period applicable to the Contemplated Transactions under the HSR Act shall have been terminated or shall have expired.

                    7.8 Bulk Sales. Sellers shall have furnished to Buyer satisfactory evidence that Sellers have complied with all bulk sales, bulk clearance, and related Legal Requirements in connection with the sale of the Acquired Assets.

                    7.9 No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the operations, properties, assets, Liabilities, or financial condition of the Sellers relating to the Clinical Business or any material adverse change in the Clinical Business taken as a whole, and no event, condition or circumstance shall exist that could reasonably be expected to result in such a material adverse change.


                    7.10 Supplement to Schedule 3.13. Because the parties anticipate changes will be necessary to SCHEDULE 3.13 by reason of clause (vi) of Section 3.13 and the operation of the Clinical Business pending the Closing, the Sellers shall have delivered to the Buyer prior to the Closing a supplement to SCHEDULE 3.13 to reflect matters required to be disclosed to the Buyer under clause (vi) of Section 3.13 by reason of the Sellers' operation of the Clinical Business pending the Closing, as aforesaid.

                    7.11  Delivery of Site Contracts.  Not less than five
          (5) business days prior to the Closing Date, the Sellers shall have delivered to the Buyer true, correct and complete copies of all Site Contract then in effect, which shall be subject to the review and approval of the Buyer.

               8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE


                    Sellers' obligation to sell the Acquired Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

                    8.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of those representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.


                    8.2   Buyer's Performance.

                          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                          (b)  Buyer must have delivered each of the
          documents required to be delivered by Buyer pursuant to Section
           2.6 and must have made, or caused to have been made, the Closing Cash Payments.


                    8.3   Consents. Each of the Consents identified in
          SCHEDULE 3.2(b) must have been obtained and must be in full force and effect.

                    8.4 Additional Documents. Buyer must have caused the following documents to be delivered to Sellers:

                          (a) an opinion of in-house counsel to Buyer, dated the Closing Date, in the form of EXHIBIT M; and


                          (b)  such other documents as Sellers may
          reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or
          (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

                    8.5 Shareholder Approval. This Agreement and the Contemplated Transactions shall have been approved by the affirmative vote of the shareholders of Collaborative in accordance with applicable law. The Sellers may terminate and cancel this Agreement without liability to the Buyer if such shareholder approval is not obtained and the Sellers have not otherwise breached any provision of this Agreement by providing written notice thereof to the Buyer by no later than April 30, 1999. Failure by the Sellers to furnish any such written notice to the Buyer pursuant to this Section 8.5 shall constitute a waiver by the Sellers of the condition contained herein.


                    8.6 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Acquired Assets by Sellers to Buyer.

               9.   TERMINATION


                    9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                          (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured to the reasonable satisfaction of the non-breaching party within fifteen (15) days following the breaching party's receipt of written notice of such Breach from the non-breaching party;


                          (b)  by Buyer if any of the conditions in
          Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

                          (c)  by Sellers, if any of the conditions in
          Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                          (d)  by mutual consent of Buyer and Sellers;


                          (e) by the Sellers if a Superior Proposal is accepted in accordance with Section 5.6(b); provided that, the Sellers shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) unless the Sellers have provided the Buyer with written notification thereof that includes the identity of the Person making such Acquisition Proposal and a description of the material terms of such Acquisition Proposal in accordance with Section 5.6 and the Sellers' intent to so terminate this Agreement; provided, further, such right of termination shall be expressly conditioned upon payment by the Sellers to the Buyer of the Termination Fee and Expense Fee in the manner provided by Section 9.3; or

                          (f) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 1999, or such later date as the parties may agree upon.


                    9.2 Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies or relieve any party hereto of liability for any Breach of this Agreement. Subject to the provisions of the immediately preceding sentence, if this Agreement is terminated pursuant to
          Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.3, 11.1 and 11.3 will survive.

                    9.3 Termination Fee; Expense Fee. Notwithstanding anything contained herein to the contrary, if this Agreement is terminated by the Sellers pursuant to the provisions of Section 9.1(e), the Sellers shall promptly, but in no event later than one (1) business day after the date on which such right to terminate is exercised, pay to Buyer a fee of One Million Dollars ($1,000,000) (the "Termination Fee") and shall also reimburse Buyer for all reasonable out-of-pocket expenses and fees payable by it or its affiliates up to the maximum aggregate amount of Two Hundred Thousand Dollars ($200,000) (collectively, the "Expenses") (including, without limitation, fees and expenses of all counsel, printers, banks, accountants, and investment banking firms, and their respective agents) (the "Expense Fee") related to the Contemplated Transactions, such amount to be paid in cash in the immediately available funds by wire transfer to an account designated by Buyer.


               10.  INDEMNIFICATION; REMEDIES

                    10.1 Survival. Subject to the limitations set forth in Section 10.5, all representations, warranties, covenants, and obligations in this Agreement, the Schedules to this Agreement, and the Related Agreement will survive the Closing. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations.

                    10.2 Indemnification and Reimbursement by Sellers. Sellers, jointly and severally, shall indemnify and hold harmless Buyer and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, Liability, claim, damage and expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with any of the following:


                          (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Schedules to this Agreement, the certificate delivered pursuant to
          Section 2.6(a)(v), or any other Related Agreements delivered by Sellers pursuant to or in connection with this Agreement;

                          (b) any Breach by any Seller of any covenant or obligation of any Seller in this Agreement or any Related Agreement;


                          (c)  the Excluded Liabilities;

                          (d)  any Environmental, Health and Safety
          Liabilities arising out of or relating to (i) the ownership, operation or condition at any time on or prior to the Closing Date of any of the Facilities or any other properties or assets in which any Seller has or had an interest; (ii) any Hazardous Materials or other contaminants that were present at such Facilities or such other properties or assets at any time on or prior to the Closing Date; (iii) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released or otherwise handled or any hazardous activities that were, or were allegedly, conducted by any Seller or by any other Person for whose conduct they are or may be held responsible; and (iv) any bodily injury (including illness, disability and death), personal injury, and property damage or other damage of or to any Person, in any way arising from or allegedly arising from any hazardous activity conducted or allegedly conducted with respect to such Facilities or the operations of any Seller prior to the Closing Date or from Hazardous Material that was present on or before the Closing Date on or at such Facilities or that was Released or allegedly Released at any time on or prior to the Closing Date by any Seller or its predecessors;

                          (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller (or any Person acting on such Seller's behalf) in connection with any of the Contemplated Transactions; or


                          (f)  without limiting the generality of
          Section 10.2(c), any failure by the Sellers to comply with all bulk sales, bulk clearance, and related legal requirements in connection with the sale of the Acquired Assets or the Contemplated Transactions.

                    10.3 Indemnification and Reimbursement by Buyer. Buyer shall indemnify and hold harmless Sellers, and will reimburse Sellers, for any Damages arising from or in connection with any of the following:

                          (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any Related Agreement delivered by Buyer pursuant to or in connection with this Agreement;

                          (b)  any Breach by Buyer of any covenant or
          obligation of Buyer in this Agreement or any Related Agreement;
          or


                          (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                    10.4  Procedure for Indemnification - Third Party
          Claims.

                          (a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnifying party's failure to give such notice.


                          (b)  If any Proceeding referred to in
          Section 10.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall be entitled to participate in such Proceeding and, if (i) the indemnifying party acknowledges in writing to the indemnified party, without qualification or limitation, its obligation to indemnify the indemnified party for all Damages arising from such Proceeding and (ii) provides the indemnified party with satisfactory assurances that it has the financial ability to fully indemnify the indemnified party for such Damages, the indemnifying party shall assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                          (c)  Notwithstanding the foregoing, if an
          indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or if an indemnified party reasonably believes that it may not receive the indemnification to which it may be entitled from the indemnifying party, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                    10.5  Limitation of Claims.


                          (a) Except as set forth below, there shall be no liability under or with respect to any of the warranties or representations of Sellers or Buyer in or under this Agreement or in any Schedule hereto, unless a claim for indemnity is given by the party seeking indemnification within the six (6) month period immediately following the Closing Date, except for Damages arising as a result of, or in connection with, or with respect to the following, with respect to which there shall be no limitation as to the time period within which an indemnity claim must be made by Buyer hereunder: (i) the Excluded Liabilities; or (ii) the Breach of any agreements or covenants of any Seller hereunder.

                          (b) The maximum aggregate amount recoverable by Buyer from Sellers pursuant to this Section 10 arising by reason or Breach of a representation or warranty of Sellers hereunder shall be limited to the sum of One Million Dollars ($1,000,000); provided, however, (i) the Buyer shall be entitled to indemnification hereunder only when the aggregate of all such claims exceeds One Hundred Thousand Dollars ($100,000) (the "Threshold Amount"), and (ii) all such claims shall be recoverable by the Buyer after the Threshold Amount of claims has been reached.

                          (c) The maximum amount recoverable by Sellers from Buyer pursuant to this Section 10 arising by reason or Breach of a representation or warranty of Buyer hereunder shall be limited to the sum of One Million Dollars ($1,000,000); provided, however, (i) the Sellers shall be entitled to indemnification hereunder only when the aggregate of all such claims exceed the Threshold Amount, and (ii) all such claims shall be recoverable by the Sellers after the Threshold Amount has been reached.


                          (d)  Anything to the contrary set forth in this

          Section 10 notwithstanding, the provisions of this Section 10 shall not apply to any Damages relating to, or arising out of, or in connection with, the fraud of any party hereto.

                    11.   GENERAL PROVISIONS


                    11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

                    11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers mutually determine. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing the Sellers shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which Seller's employees, customers, and suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and both the Sellers and the Buyer will have the right to be present for any such communication. The Buyer acknowledges that the Sellers intend to issue a press release with respect to the Contemplated Transactions following the execution of this Agreement and that the form of such press release will be subject to the prior approval of the Buyer.

                    11.3 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the Related Persons and Representatives of Buyer and Sellers to maintain in confidence any confidential or proprietary written, oral, or other information obtained from the other party or such parties' Related Persons or Representatives in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with a Legal Requirement or Proceeding. Without limiting the generality of the foregoing, if the Contemplated Transactions are not completed, the Buyer agrees to make no use whatsoever of any of the confidential information made available to it by the Sellers including, without limitation, customer lists, Sponsor Contracts, or Site Contracts and each party will return or destroy as much of such written information as the other party may reasonably request.

                    11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is also mailed to such party, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or by mailing, certified mail (return receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


               Sellers:             Collaborative Clinical Research, Inc.
                                    20600 Chagrin Boulevard, Suite 1050
                                    Cleveland, Ohio  44122

                                    Attn:  Mr. Jeffrey A. Green, Chief

                                           Executive Officer
                                    Telecopy No.:  (216) 491-3888

               with a copy to:      Calfee, Halter & Griswold LLP

                                    1400 McDonald Investment Center
                                    800 Superior Avenue
                                    Cleveland, Ohio  44114-2688


                                    Attn:  Thomas F. McKee, Esquire
                                    Telecopy No.:  (216) 241-0816

               Buyer:               The West Company, Incorporated
                                    101 Gordon Drive

                                    Lionville, Pennsylvania  19341-0645

                                    Attn:  Mr. Michael A. Anderson, Vice
                                           President, Strategic Planning &

                                           New Clinical Business
                                           Development
                                    Telecopy No.: (610) 594-3010
               with a copy to:      The West Company, Incorporated
                                    101 Gordon Drive
                                    Lionville, Pennsylvania  19341-0645


                                    Attn:  John R. Gailey, III, Esquire
                                    Telecopy No.:  (610) 594-3013

                    11.5 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Pennsylvania, County of Philadelphia, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.


                    11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
          (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Related Agreements and the documents referred to in this Agreement and the Related Agreements.
          Without limiting the foregoing, Sellers shall assist Buyer in obtaining all permits, licenses, approvals and other Governmental Authorizations which may be necessary or appropriate in connection with the Contemplated Transactions.

                    11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.


                    11.8 Entire Agreement and Modification. Except as otherwise provided by the last sentence of Section 5.1, this Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Related Agreements) a complete and exclusive statement of the terms of the agreement between the parties with respect to its and their subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                    11.9  Schedules.

                          (a) The disclosures in the Schedules to this Agreement, and those in any supplements thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.


                          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in a Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                    11.10 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer (a) may assign any of its rights under this Agreement to any affiliate of Buyer (but such assignment will not relieve Buyer of any of its obligations under this Agreement), (b) shall have the right to require Sellers to transfer and convey at the Closing any of the Acquired Assets specified by Buyer to one or more affiliates of Buyer, and (c) assign or pledge all of its rights hereunder to the financial institutions providing financing to Buyer, as security for Buyer's obligations to such institutions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                    11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


                    11.12 Section Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

                    11.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                    11.14 Governing Law. This Agreement will be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.


                    11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                    11.16 Use of Name. Buyer will acquire all rights to each corporate name and tradename of each Seller, and any variations and derivations thereof. Accordingly, each Seller will change its name and cause all of their Related Persons, if any, which are not individuals to change their names immediately after the Closing to names that are not similar to such Seller's corporate name, tradename, or any derivation thereof.

                    11.17 Records Retention. For a period of two (2) years after the Closing Date or until the sale, merger, or liquidation (at least forty-five (45) days' advance written notice of which shall have been furnished by the Sellers to the Buyer), whichever first occurs, Sellers shall afford Buyer access to, and Sellers shall retain and shall not destroy, all of its books, records, Government Authorizations, reports, data, materials, and documents which are not included in the Acquired Assets but which relate to the Clinical Business as conducted prior to the Closing Date.


                    11.18 Joinder by DataTRAK. Except as otherwise expressly permitted under and pursuant to the Non-Competition Agreement to which DataTRAK is a party, DataTRAK has also executed and delivered this Agreement at the request of Collaborative for the purpose of joining in the provisions of this Agreement to evidence its agreement to transfer and convey to the Buyer, at the Closing, any right, title or interest that DataTRAK may have in or to any of the Acquired Assets and to execute and deliver any and all agreements, documents and instruments reasonably requested by the Buyer in connection therewith.

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                         COLLABORATIVE CLINICAL RESEARCH,
                                         INC., an Ohio corporation

                                         By________________________________

                                                  Name:
                                                  Title:

                                         Attest:___________________________

                                                  Name:
                                                  Title:


                                         GFI PHARMACEUTICAL SERVICES, INC.,
                                         an Indiana corporation


                                         By________________________________
                                                  Name:
                                                  Title:


                                         Attest:___________________________
                                                  Name:
                                                  Title:



          (SIGNATURE LINES CONTINUED ON NEXT PAGE)

                                         CHI COLLABORATIVE HOLDINGS, an
                                         Ohio corporation

                                         By________________________________
                                                  Name:

                                                  Title:

                                         Attest:___________________________
                                                  Name:
                                                  Title:



                                         DATATRAK, INC., an Ohio
                                         corporation


                                         By________________________________
                                                  Name:
                                                  Title:


                                         Attest:___________________________
                                                  Name:
                                                  Title:

                                                       ("Sellers")



                                         THE WEST COMPANY, INCORPORATED, a
                                         Pennsylvania corporation


                                         By________________________________
                                                  Name:
                                                  Title:

                                         Attest:___________________________

                                                  Name:
                                                  Title:

                                                  ("Buyer")

                                                                  EXHIBIT A


                                 THE ACQUIRED ASSETS


                    The "ACQUIRED ASSETS" to be purchased by Buyer and sold, conveyed, assigned, transferred and delivered on the Closing Date to Buyer by Sellers shall include all right, title and interest in and to all of the assets, rights, privileges, and interests of Sellers used by the Sellers in connection with the Clinical Business, of whatever nature and wherever located, other than the "EXCLUDED ASSETS", including without limitation all of the following:

                    1. Account Receivable. All accounts receivable and other amounts owed or otherwise payable to any Seller that exist as of the Closing Date.


                    2. Tangible Personal Property. All items of machinery, equipment, trade fixtures, furnishings, motor vehicles, furniture, and other tangible personal property, including such items as are referred to on EXHIBIT A-2 (but with such additions thereto and deletions therefrom in the Ordinary Course of Clinical Business as may be contemplated or permitted by this Agreement).

                    3. Assigned Contracts. All of Sellers' rights and interests as of the Closing Date under or relating to the "ASSIGNED CONTRACTS" (as defined below).


                    4. Claims, Prepayments, Deposits, Etc. All claims, deposits, prepayments, prepaid expenses, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment.

                    5. Books and Records. All books, records, ledgers, files, documents, correspondence, lists (including, without limitation, sponsor lists, provider lists, site lists, and prospect lists), plats, architectural plans, drawings, specifications, studies, reports, computer software, systems, procedures manuals, and related materials used in the Acquired Assets.


                    6. Advertising. All advertising and promotional materials, market research, business plans and projections, artwork, masters, tapes, mats and other similar items pertaining to the Acquired Assets.

                    7.    Permits and Licenses.  All transferable
          approvals, permits, licenses, orders, registrations, certificates, variances and other Governmental Authorizations.

                    8. Intellectual Property Assets. Intellectual Property Assets pertaining to the Clinical Business (including, without limitation, the names "Collaborative Clinical Research," GFI Pharmaceutical Services," and "[CHI/WCE] Clinical
          Evaluations" and any derivations thereof).


                    The "Assigned Contracts" shall be comprised of the agreements and other instruments identified on SCHEDULE A attached to this EXHIBIT A; PROVIDED, HOWEVER, that if the Consent of any Person is required in order to permit the assignment to Buyer of any such agreement or other instrument, and if such Consent is not obtained on or before the Closing Date, then Buyer may elect, on the Closing Date, either (i) to include such agreement or other instrument among the "Assigned Contracts," or (ii) to exclude such agreement or other instrument from the "Assigned Contracts."

                                      SCHEDULE A

                    [This SCHEDULE A shall be prepared by Sellers and include, among other things, Employment Agreements being assigned to Buyer (Richard J. Kasmer, William Stigelman, Wade Lange, Gregory A. Folz, Herbert L. Hugill, and David Hirsch), the Leases, the Lab Testing Contracts, the Site Contracts, and the Sponsor Contracts.]

                                                                  EXHIBIT B


                                 ASSUMED LIABILITIES


                    The liabilities to be assumed by Buyer pursuant to the Agreement or otherwise in connection with the transactions described therein shall consist only of the following Liabilities (the "Assumed Liabilities") in connection with the operation of the Clinical Business:

                    1. Assigned Contracts. All obligations of Seller under the Assigned Contracts which are to be performed after, and relate to the period after, the Closing Date (to the extent that the existence of such obligations is ascertainable solely by reference to the written provisions of the Assigned Contracts as disclosed to Buyer before the Closing Date or the descriptions of any oral Assigned Contracts set forth in SCHEDULE 3.14), but specifically excluding any obligations to be performed prior to the Closing and any obligations relating to breaches, defaults or non-performance under any of the Assigned Contracts occurring or commencing prior to the Closing Date.


                    2. Accrued Expenses; Trade Payables. All accrued expenses and accounts payable of Sellers as of the Closing Date that were incurred in the Ordinary Course of Clinical Business, a list and description (including amounts) of which is attached as EXHIBIT B-2 hereof.

                    3. Scheduled Severance Obligations. Those severance obligations described on SCHEDULE 5.9(d) for and with respect to those employees of Sellers hired by the Buyer pursuant to
          Section 5.9(d).

                                                                  EXHIBIT E


                                   EXCLUDED ASSETS


                    The Acquired Assets shall not include, and Sellers shall specifically retain, all of the following (the "Excluded Assets"):

                    1. Cash; Cash Equivalents. All cash and cash equivalents (including marketable equity services and short-term investments) of Sellers as of the Closing Date.


                    2. Corporate Charters, Etc. The corporate charter, qualifications to conduct business as foreign corporations, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization, maintenance and existence of Seller as a corporation.

                    3. Rights Under This Agreement. All of the rights of the Sellers under this Agreement or under any Related Agreement between Sellers on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement.


                    4. Non-Clinical Business Assets. All of the assets, rights, privileges, and interests of Sellers not used in connection with the Clinical Business.

                    5. DataTRAK. The capital stock of DataTRAK owned by Collaborative.


                    6. Tax Records. The Sellers' tax returns and related corporate records.

                    7. Privileged Information. All information protected by the Sellers' attorney-client or attorney work product privilege.

                    8. Third-Party Claims. Claims and similar rights of any Seller against third parties which are not related to the Clinical Business.


                    9.    Shared Assets.  [TO BE COVERED IN SELLER
          AGREEMENTS].

                                     EXHIBIT G-1

                    The Sellers and the Buyer shall in good faith use their joint best efforts to negotiate a mutually satisfactory Services Agreement prior to the Closing, pursuant to which the parties shall share with one another certain assets and/or services which relate to both the Clinical Business and other businesses of the Sellers and DataTRAK (including, by way of example but not limitation, accounting, payroll and telephone systems). The execution and delivery of the Services Agreement shall be a condition precedent to the parties' obligation to complete the Contemplated Transactions.

                                    Exhibit G-2

          Seller Agreement required by EXHIBIT G-2 shall be in substantially the following form.



                                  December 21, 1998

          The West Company, Incorporated

          101 Gordon Drive
          Lionville, Pennsylvania  19341

          Attention: Mr. Michael Anderson


          Dear Mr. Anderson:

               On December 21, 1998, The West Company, Incorporated ("Buyer"), Collaborative Clinical Research, Inc. ("Collaborative"), GFI Pharmaceutical Services, Inc. ("GFI"), and Collaborative Holdings, Inc. ("CHI") (Collaborative, GFI and CHI being collectively referred to herein as the "Sellers") entered into an Asset Purchase Agreement (the "Purchase Agreement"). Pursuant to the terms of the Purchase Agreement, the Sellers agreed to sell and the Buyer agreed to purchase substantially all of the assets of the Sellers relating to the Clinical Business (as defined in the Purchase Agreement). DataTRAK, Inc. ("DataTRAK") is engaged in, among other things, the business of developing and providing software, technology and related electronic data handling services (as more fully described on Exhibit "A" on the Non-Competition Agreement to be executed by the Sellers and DataTRAK pursuant to the Purchase Agreement).


               In connection with the transactions described in the Purchase Agreement and as a material inducement for the Buyer to complete such transactions, DataTRAK covenants and agrees to make the services and the products of DataTRAK's electronic data capture business available to the Buyer on royalty, fee and other material terms which are no less favorable than those terms offered to other non-affiliated customers (excluding, however, arrangements made by DataTRAK with any members of any Consortium described in Section 1(c) of the above mentioned Non-Competition Agreement.


               DataTRAK has executed this letter intending to be legally bound.

                                        DATATRAK, INC.


                                        By_________________________________
                                             Name:
                                             Title: